EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports First Quarter 2014 Results
Houston, Texas - May 1, 2014 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $69.7 million for the three months ended March 31, 2014, compared to a net loss of $51.7 million for the same period in 2013.
Significant items for the three months ended March 31, 2014 were $38.3 million, compared to $21.4 million for the comparable 2013 period. Significant items for the quarter related to development expenses and derivative losses. Development expenses were primarily for the liquefaction facilities we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Liquefaction Project”). Derivative losses were primarily the result of the change in fair value of Sabine Pass Liquefaction’s interest rate derivatives to hedge exposure to volatility in a portion of the floating-rate interest payments under the four Sabine Pass Liquefaction credit facilities.

Overview of Recent Significant Events

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In April 2014, Sabine Pass Liquefaction entered into a $325.0 million senior letter of credit and reimbursement agreement (the "Sabine Pass Liquefaction Senior LC Agreement") that it intends to use for the issuance of letters of credit on behalf of Sabine Pass Liquefaction for certain working capital requirements related to the Sabine Pass Liquefaction Project.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with an expected nominal production capacity of approximately 4.5 mtpa. We have received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2014, the overall project for Trains 1 and 2 was approximately 63% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce liquefied natural gas (“LNG”) as early as late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2014, the overall project for Trains 3 and 4 was approximately 27% complete, which is ahead of the contractual schedule. To date, soil stabilization has been completed and pile driving, the next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the development of Trains 5 and 6. To date we have completed two LNG sale and purchase agreements (“SPAs”) for approximately 3.75 mtpa in aggregate of LNG volumes that commence with the date of first commercial delivery for Train 5. In September 2013, we filed a complete application with the FERC. We have received authorizations from the DOE to export 503 Bcf of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Non-FTA authorization is pending.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019
First Quarter 2014 Results
For the quarter ended March 31, 2014, Cheniere Partners reported income from operations of $5.1 million, as compared to $5.7 million during the quarter ended March 31, 2013. General and administrative expense (including affiliate) increased $3.5 million in the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 primarily as a result of increased costs incurred to manage the construction of Trains 1 through 4 of the Liquefaction Project, which resulted from a management services agreement entered into by Sabine Pass Liquefaction, under which Sabine Pass Liquefaction is required to pay a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere”) a monthly fee based upon the capital expenditures incurred in the previous month for Trains 1 through 4 of the Liquefaction Project until substantial completion of each Train. Operating and maintenance expense (including affiliate) decreased $1.6 million in the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 primarily as a result of decreased costs to manage the operation of our LNG terminal under our long-term operation and maintenance agreement with a wholly owned subsidiary of Cheniere.
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2014 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of May 1, 2014, and the related general partner distribution on May 15, 2014.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with capacity of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa. The overall project completion of Trains 1 and 2 is approximately 63% as of March 31, 2014. The overall project completion of Trains 3 and 4 is approximately 27% as of March 31, 2014. Sabine Pass Liquefaction recently began the development of Trains 5 and 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has entered into six third-party LNG SPAs that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues
Revenues	$66,449	$65,563
Revenues—affiliate	772	545
Total revenues	67,221	66,108

Expenses
Operating and maintenance expense	9,219	8,286
Operating and maintenance expense—affiliate	4,431	6,923
Depreciation expense	14,318	14,304
Development expense	3,496	3,484
Development expense—affiliate	152	451
General and administrative expense	3,366	3,774
General and administrative expense—affiliate	27,153	23,216
Total expenses	62,135	60,438

Income from operations	5,086	5,670

Other income (expense)
Interest expense, net	(40,270)	(40,262)
Loss on early extinguishment of debt	—	—
Derivative loss, net	(34,681)	(17,468)
Other income	132	327
Total other expense	(74,819)	(57,403)

Net loss	$(69,733)	$(51,733)

Net loss attributable to the Creole Trail Pipeline Business	$—	$(9,246)
Net loss attributable to partners	(69,733)	(42,487)

Basic and diluted net income (loss) per common unit	$(0.06)	$0.10

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,079	45,547

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$325,342	$351,032
Restricted cash and cash equivalents	176,518	227,652
LNG inventory	4,072	10,430
Other current assets (2)	24,159	24,014
Non-current restricted cash and cash equivalents	323,728	1,025,056
Property, plant and equipment, net	7,028,192	6,383,939
Debt issuance costs, net	302,439	313,944
Non-current derivative assets	71,170	98,123
Other assets	117,489	82,593
Total assets	$8,373,109	$8,516,783

Current liabilities (2)	$200,662	265,887
Long-term debt, net of discount	6,578,350	6,576,273
Deferred revenue, including affiliate	16,500	17,500
Long-term derivative liability	—	—
Other liabilities (2)	32,340	17,379
Total partners' capital	1,545,257	1,639,744
Total liabilities and partners' capital	$8,373,109	$8,516,783

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259